SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                                Lynch Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                                          April 22, 1999



To Lynch Shareholders


Our Lynch 1999 Annual Meeting will be held at the Indian Harbor Yacht Club, 710 Steamboat Road, Greenwich, CT, 06830, on Thursday, May 13, 1999 at 3:00 p.m. for the election of directors. A formal Notice of the Meeting and Proxy Statement is included.

After the formal meeting, there will be a presentation and discussion of matters concerning your company and, as in the past, I will be available to answer questions.

Among the topics to be discussed this year will be the previously announced proposed spin off of Lynch Interactive Corporation, which would own Lynch's multimedia and services businesses, and you will have an opportunity to analyze the benefits of this action.

I encourage all stockholders to personally attend the Annual Meeting.

                                             Mario J. Gabelli
                                             Chairman of the Board and
                                               Chief Executive Officer

                                LYNCH CORPORATION
                            401 Theodore Fremd Avenue
                                  Rye, NY 10580


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 13, 1999



To The Shareholders of                                        April 22, 1999
  Lynch Corporation:


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Indian Harbor Yacht Club, 710 Steamboat Road, Greenwich, CT 06830, Thursday, May 13, 1999, at 3:00 p.m. for the following purposes:

      1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

      2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of April 4, 1999 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

      The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

                                            By Order of the Board of Directors

                                            Robert A. Hurwich
                                            Secretary


IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

                                LYNCH CORPORATION
                            401 Theodore Fremd Avenue
                                  Rye, NY 10580


                                 PROXY STATEMENT
                                 ---------------

      This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Indian Harbor Yacht Club, Greenwich, Connecticut on May 13, 1999, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 22, 1999.

      Only shareholders of record at the close of business on April 4, 1999 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 1,418,248 shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

      An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana Business Corporation Law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                              ELECTION OF DIRECTORS
                              ---------------------

      Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election. If a proposed Spin Off of Lynch Interactive Corporation, which would hold the Corporation's multimedia and transportation services businesses, is effected, certain directors will become directors of Interactive and some may cease to be directors of the Company and certain other persons may be added as directors of the Company.

      The election of directors shall be determined by a plurality of the votes cast.

      All of the nominees have served as directors of the Corporation since the last annual meeting held May 7, 1998. The By-laws of the Corporation provide that Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 1999 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on pages 4 through 6 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.

                         Name; Age; Business Experience
                            and Principal Occupation
                     for Last 5 Years; and Directorships in
                  Public Corporations and Investment Companies
                  --------------------------------------------

                                                                                         Served as
                                                                                        Director from
     E. Val Cerutti,  59

     Business  Consultant  (since 1992);  President and Chief Operating  Officer
     (1975 - 1992) of  Stella  D'oro  Biscuit  Co.,  Inc.,  producer  of  bakery products;  Director  of The  Gabelli  Convertible  Securities  Fund and The
     Gabelli Gold Fund.................................................................     1990

     Paul J.  Evanson,  57

     President  (since  1995) of  Florida  Power & Light  Co.;  Vice  President,
     Finance and Chief Financial Officer of FPL Group, Inc. (1992- 1995), parent company of Florida Power & Light;  President and Chief Operating Officer of
     the Corporation (1988 - 1992); Chairman (1990 - 1992) and President (1988 -
     1992) of  Spinnaker  Industries,  Inc.,  a  subsidiary  of the  Corporation engaged in the manufacturing of adhesive backed materials;  Director of FPL
     Group,  Inc.,  Florida  Power & Light  Company and Southern  Energy  Homes,
     Inc...............................................................................     1988

     John C. Ferrara, 47

     Executive Vice President and Chief Financial Officer (1998-January 1999) of
     Golden Books Family Entertainment,  Inc., a NASDAQ company which published, licensed and marketed  entertainment  products and  subsequently  filed for protection  under the Bankruptcy Act in late February 1999;  Vice President and Chief  Financial  Officer  (1989-1997)  of  Renaissance  Communications
     Corp.,  a NYSE  company  which  owned  and  operated  television  broadcast stations;  from  1973-1989,  various  financial  positions  at The American
     Express Company, National Broadcasting Company (NBC) and Deloitte & Touche;
     Director of Gabelli Funds, Inc. (since 1999)......................................     1998

     Mario J. Gabelli, 56

     Chairman  and Chief  Executive  Officer of the  Corporation  (since  1986);
     Chairman and Chief Executive Officer of Gabelli Funds,  Inc., (since 1980), a private company which makes investments for its own account; Chairman and
     Chief  Executive  Officer of Gabelli Asset  Management Inc. (since 1999), a
     NYSE listed holding company for subsidiaries  engaged in various aspects of the securities  business  (including GAMCO  Investors,  Inc. of which he is
     Chairman and Chief Executive Officer); Director/Trustee and/or President of
     thirteen  registered  investment  companies  managed by Gabelli Funds,  LLC
     (since 1986); Director of East/West  Communications,  Inc.; Governor of the
     American Stock Exchange...........................................................    1986

                         Name; Age; Business Experience
                            and Principal Occupation
                     for Last 5 Years; and Directorships in
                  Public Corporations and Investment Companies
                  --------------------------------------------

                                                                                         Served as
                                                                                        Director from
                                                                                        -------------
David C. Mitchell, 57

     President  of the  Telephone  Group and member of the Board of Directors of
     Rochester  Telephone (now Frontier  Corp.) until 1992;  President and Chief
     Executive Officer of Personal Sound Technologies, Inc., a development stage new venture company  bringing a technology  hearing aid to market (1992-3);
     Advisor to C-Tec  Corporation from 1993 to its corporate  reorganization in
     1997; Director of Commonwealth  Telephone  Enterprises,  Inc. (where he has also serves as an adviser),  USN Communications,  Inc.; Marine Midland Bank
     (Rochester,  NY Board),  Finger Lakes Long Term Care  Insurance Co. and IBS
     International Corp................................................................    1998

Salvatore Muoio, 39

     Principal and Chief Investment  Officer of S. Muoio & Co. LLC, a securities advisory firm (since 1996); Securities Analyst and Vice President of Lazard
     Freres & Co., L.L.C., an investment  banking firm  (1995-1996);  Securities
     Analyst at Gabelli & Company, Inc. (1985-1995)....................................    1995


Ralph R. Papitto, 72

     Chairman  and  Chief  Executive  Officer  of AFC  Cable  Systems,  Inc.,  a
     manufacturer and supplier of electrical distribution products (since 1993);
     Founder,  Chairman  and a  Director  of Nortek,  Inc.,  a  manufacturer  of construction products (1967 - 1993);  Director of AFC Cable Systems,  Inc.;
     Chairman    of    the    Board    of    Trustees    of    Roger    Williams
     University........................................................................    1995




                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES
                 ----------------------------------------------


     There were four meetings of the Board of Directors during 1998, and the Board acted three times by unanimous written consent.

     The Board of Directors has established three standing committees, the principal duties of which are described below:

     Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to shareholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met two times during 1998. The present members are Messrs. Ferrara (Chairman) and Mitchell.

     Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation Bonus Plan, 401(k) Savings Plan, and Phantom Stock Plan, as summarized on pages 7 through 11 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met two times during 1998 and acted once by unanimous written consent. The present members are Messrs. Papitto (Chairman), Cerutti and Evanson. A Subcommittee consisting of Messrs. Papitto and Cerutti deal with matters relating to the Principal Executive Bonus Plan and in 1998 acted once by unanimous written consent.

     Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Indiana law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee acted once during 1998 by unanimous written consent. The present members are Messrs. Gabelli (Chairman), Cerutti, Evanson and Papitto.

     The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

                            COMPENSATION OF DIRECTORS
                            -------------------------

     In 1998, Directors, who were not otherwise employees, received an annual cash retainer of $10,000 and a fee of $1,000 for each Board of Directors meeting and each committee meeting (which lasts for at least one hour) the Director attends, and $15,000 worth of Common Stock of the Corporation at the beginning of each year (but not less than 200 shares). Effective January 1999, directors, who are not otherwise employees, receive a monthly cash retainer of $1,500, a fee of $2,000 for each in personam Board of Directors Meeting and a fee of $1,000 for each telephonic Board of Directors meeting (which lasts for at least one hour) and each committee meeting the director attends. In addition, a non-employee director serving as a committee chairman receives an additional $2,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

     Mr. Cerutti received $9,000 as a director of Lynch Systems, Inc., a subsidiary of the Company, for 1998.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

     The following table sets forth, as of March 15, 1999, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.


   Name of                                          Amount and Nature    Percent
Beneficial Owner*                               of Beneficial Ownership  of Class
---------------------------------------------------------------------------------
Dimensional Fund Advisors, Inc. ..................         86,9001          6.1%
Mario J. Gabelli .................................         323,8362        22.8%
E. Val Cerutti ...................................          1,1523         **
Paul J. Evanson ..................................           5,652         **
John C. Ferrara ..................................             414         **
David C. Mitchell ................................            4004         **
Salvatore Muoio ..................................             852         **
Ralph R. Papitto .................................             952         **
Robert E. Dolan ..................................            2355         **
Robert A. Hurwich ................................            2576         **
All Directors and Executive
  Officers as a group (nine in
  total) .........................................         333,750         23.5%

* The address of each holder of more than 5% of the Common Stock is as follows: Dimensional Fund Advisors - 1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli - Corporate Center at Rye, Rye, NY 10580.
**      Represents holdings of less than one percent.

(1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser ("Dimensional"), is deemed to be the beneficial owner of 86,900 shares. Dimensional disclaims beneficial ownership of all such shares.

(2) Includes 252,836 shares of Common Stock owned directly by Mr. Gabelli (including 2,922 held for the benefit of Mr. Gabelli under the Corporation's 401(k) Savings Plan), 1,000 shares owned by a charitable foundation of which Mr. Gabelli is a trustee and 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 20% interest. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation and by the partnership, except for his 20% interest therein.

(3) 500 shares are jointly owned with wife and sharing voting and investment power.

(4) 200 shares jointly owned with wife and sharing voting and investment power.

(5) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

(6) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.

---------------

     Spinnaker is a majority-owned subsidiary of the Corporation whose Common Stock and Class A Common Stock is traded on the American Stock Exchange (AMEX). Mr. Gabelli may be deemed to be a beneficial owner of 2,237,203 shares (61% of the outstanding shares) of Spinnaker's Common Stock and 2,259,063 shares (61% of the outstanding shares) of Spinnaker's Class A Common Stock owned by the Corporation (through Lynch Manufacturing Corporation, a wholly-owned subsidiary of the Corporation) by virtue of his ownership of 22.8% of the shares of the Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Common Stock and Class A Common Stock of Spinnaker held by the Corporation. As of April 1, 1999, Mr. Evanson owns 1,500 shares of Spinnaker Common Stock and Mr. Dolan owns 1,125 shares of Spinnaker Common Stock.

     Morgan Group is an approximately 55% owned subsidiary of the Corporation whose stock is traded on the American Stock Exchange (AMEX). As of April 1, 1998 Mr. Gabelli beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock. He may also be deemed to be a beneficial owner of 155,900 shares of Morgan Group's Class A Common Stock and 1,200,000 shares of Morgan Group's Class B Common Stock owned by the Corporation, by virtue of his ownership of 22.8% of the shares of Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Morgan Group stock held by the Corporation.


                             EXECUTIVE COMPENSATION
                             ----------------------


     The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to stock options:

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                               Annual Compensation


                                                                   Long Term
Name and                                                          Compensation          All Other
Principal                                                         Awards Stock        Compensation
Position                            Year  Salary($) Bonus($)1   Underlying Option2       ($)3

Mario J. Gabelli ................   1998   500,000         0          --                  200
    Chief Executive Officer, ....   1997   500,000         0        25,000                200
    Chairman of the Board .......   1996   500,000         0          --                  200
    Chairman of the Executive
    Committee

Robert E. Dolan .................   1998   240,000    50,000         2,000                200
    Chief Financial Officer .....   1997   201,000         0         4,000                200
                                    1996   172,500   200,000         4,000                200

Robert A. Hurwich ...............   1998   164,000    20,000         1,000                200
   Vice President-Admin.- .......   1997   156,000         0         1,500                200
    istration, Secretary, .......   1996   147,500    50,000         2,500                200
    General Counsel

Mark M. Feldman4 ................   1998   229,800         0             0                  0


--------

     1    Bonuses earned  during  any  fiscal  year are  generally  paid  during the following  fiscal  year.
     2    Shares of Common Stock  underlying  Phantom  Stock Plan awards.
     3    The  compensation  reported  represents   contributions  made  by  the
          Corporation to the Lynch  Corporation  401(k) Savings Plan. The amount of  perquisites,  as determined  in  accordance  with the rules of the
          Securities and Exchange Commission relating to Executive  Compensation did not  exceed  the  lesser of $50,000 or 10% of salary and bonus for
          1998.
     4    Mr. Feldman served as Executive Vice President of the Corporation from
          February, 1998 through December 31, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR1
                     --------------------------------------

                                               Individual Grants                   Potential Realizable Value
                                                                                     at Assumed Annual Rates
                                                                                         of Stock Price
                                                                                     Appreciation For Option Term
                         Number of         Percent of       Exercise or   Expira-
                         Securities       Total Options/     Base Price    tion
                         Underlying      SARs Granted to      ($/Sh)1      Date
                         Options/SARs     Employees in
                          Granted         Fiscal Year
        Name                 (#)                                                       5% ($)2      10%($)2
         (a)                 (b)              (c)               (d)         (e)           (f)          (g)
Robert E. Dolan             2,000              51              $84.63      3/ 6 /02        $ 0         $ 0

Robert A. Hurwich           1,000              26              $84.63      3/ 6 /02        $ 0         $ 0


1. Grants were awards under the Phantom Stock Plan. The base price was the average price of the stock for the 30 trading days ending December 31, 1997. The grants vest on the first anniversary of the date of grant (i.e., March 6, 1999).

2. Phantom Stock Rights become exercisable only if at any time during the term the stock price exceeds two times the base price (or $169.26 per share). No amounts would be payable under the rights unless the stock price appreciation exceeds 10% per annum.


                     AGGREGATE OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES
                    ----------------------------------------

                                                              Number of Securities Under-    Value of Unexercised In-the-
                                                             lying Options/SARs at Fiscal     Money Options/SARS at
                     Shares Acquired on    Value Realized             Year-End (#)             Fiscal Year-End ($)
Name                    Exercise (#)            ($)             Exercisable/Unexercisable   Exercisable/Unexercisable
(a)                         (b)                 (c)                         (d)                      (e)1


Mario J. Gabelli           None                None                   None/25,000               $0/$12,250
Robert E. Dolan            None                None                   None/10,000               $0/$31,840
Robert A. Hurwich          None                None                   None/5,000                $0/$19,410


1. Phantom Stock Rights become exercisable only if at any time during the term the stock price per share exceeds two times the base price. The base prices are $63.03 for rights granted in 1996, $70.11 for rights granted in 1997, and $84.63 for rights granted in 1998. The stock price has not exceeded two time the base price.


        EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
        -----------------------------------------------------------------
                                  COMPENSATION
                                  ------------


Overview and Philosophy
-----------------------

        The Executive Compensation and Benefits Committee ("Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

     The objectives of the Corporation's executive compensation program are to:

    o        Support the achievement of desired Corporation performance.

    o Provide compensation that will attract and retain superior talent and reward performance.

    o        Ensure  that  there  is  appropriate   linkage  between   executive
             compensation and the enhancement of shareholder value.

    o Evaluate the effectiveness of the Corporation's incentives for key executives.

     The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance. In 1997, the Committee reviewed its executive compensation program for the chief executive officer with that of certain other companies, although it was difficult to find comparable companies, and the Committee based its compensation actions on factors other than specific comparisons to other companies.


Executive Officer Compensation Program
--------------------------------------

     The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Executive Stock Purchase Loan Plan, Lynch Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In 1996 the Corporation adopted a Phantom Stock Plan applicable to officers and employees of the Corporation. Mr. Gabelli elected not to participate in the Phantom Stock Plan in 1998.

Base Salary
-----------

     Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive
Officer and the other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement. Salary increases for 1998 were based upon a variety of judgmental factors, including the individual performances of the officers in 1997 and their anticipated contributions to the Corporation in 1998, the increasing size and complexity of the Corporation and the general financial and strategic performance of the Corporation. With respect to Mr. Gabelli, the Committee determined again not to raise Mr. Gabelli's salary of $500,000 per year.

Bonus Plan
----------

     The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers (other than the Principal Executive Officer, i.e., Mr. Gabelli) and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's average shareholders equity at the beginning of such year. For 1998 shareholders equity was the average of shareholders' equity at the beginning of 1998 and 1997, and for 1999 and beyond shareholders equity will be the average of shareholders equity at the beginning of the prior three years and the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the Principal Executive Bonus Plan. See next paragraph below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The total bonuses paid for 1996 and 1998 exceeded the bonus formula because of the work by management in achieving strategic goals, including investments in personal communications services, acquisitions and financings. No bonuses were paid to executive officers for 1997. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors.

     Mr. Gabelli is the sole participant in the Principal Executive Bonus Plan adopted by the Board of Directors and approved by shareholders in 1997. The Principal Executive Bonus Plan is similar to the regular Bonus Plan, except that it (i) specifies a Maximum Annual Bonus (as defined therein) which is based on a maximum percentage (80%) of a specified bonus pool and (ii) removes the discretion of the Committee to award annual bonuses above the established Maximum Annual Bonus. The Plan is designed to satisfy an exemption from Section 162(m) of the Internal Revenue Code, which denies a deduction by an employer for certain compensation in excess of $1 million per year. No bonus was paid to Mr. Gabelli for 1997 or 1998 under the Principal Executive Bonus Plan.

     A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement.

Lynch Phantom Stock Plan
------------------------

     In February 1996 the Corporation adopted a Phantom Stock Plan pursuant to which share units equivalent to one share of Common Stock of the Corporation may be awarded to officers and employees of the Corporation. The Committee administers the Phantom Stock Plan, including selecting the persons to be awarded share units and number of units to be awarded. Such share units are initially valued at a trailing average price of the Corporation's Common Stock (or such other price as the Committee determines), vest on the first anniversary of the date of grant and may be exercised by the grantee at any time after vesting and prior to the fifth anniversary of the date of Grant. Upon exercise the grantee is entitled to the difference between the market price of the Corporation's Common Stock on the date of exercise and the award value, multiplied by the number of share units granted, and the Corporation may elect to pay the award with Common Stock of the Corporation for up to 100% of the value. Seven thousand four hundred units were awarded in February 1996, of which 4,000 were awarded to Mr. Dolan and 2,500 were awarded to Mr. Hurwich at $63.03 per share unit. Thirty-one thousand, seven hundred units were awarded in March 1996, of which 25,000 were awarded to Mr. Gabelli, 4,000 were awarded to Mr. Dolan and 1,500 were awarded to Mr. Hurwich at $70.106 per share unit. Three thousand nine hundred units were awarded in March 1998, of which 2,000 were awarded to Mr. Dolan and 1,000 were awarded to Mr. Hurwich at $84.63 per share unit. The awards were discretionary and not based upon a formula but were intended to give executive officers a substantially increased equity equivalent interest in the Corporation as a continuing incentive. In 1998, the Plan, as well as outstanding rights, was amended to provide that rights would become exercisable only if at any time during the term thereof the stock price exceed twice times the base or grant price.

Executive Stock Purchase Loan Plan
----------------------------------

     In December 1994, the Corporation adopted the Executive Stock Purchase Loan Plan ("Stock Loan Plan"). The Stock Loan Plan is intended to encourage stock ownership in the Corporation by its executive officers. The Corporation may loan up to one hundred percent (100%) of the purchase price of the shares to officers of the Corporation selected by the Chairman of the Board (who is not eligible to participate). The maximum amount of loans under the Stock Loan Plan is $100,000 per year ($30,000 per officer per year) and $200,000 in total, which amounts may be increased by the Board of Directors. Loans will bear interest (currently 6.34% per annum) and will be collateralized by the shares so acquired until the loan has been repaid. The shares may be put to the Corporation in full satisfaction of the loan principal. To date, no such loans have been made to any individual under the Stock Loan Plan.

Lynch Corporation 401(k) Savings Plan
-------------------------------------

     All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

     The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 1998. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

     Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, employer contributions of $200 were paid to the accounts of each of Messrs. Gabelli, Dolan, and Hurwich, and each of whom deferred $9,200 under the Plan during 1998, which amounts have been included for each individual in the Summary Compensation Table.


Benefits
--------

     The Corporation provides medical life insurance and disability benefits to the executive officers that are generally available to Corporation employees.
The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1998.


Chief Executive Officer Compensation
------------------------------------

     The following table sets forth compensation received by Mr. Gabelli for the last ten years as Chairman and Chief Executive Officer of the Corporation:

          1989      1990     1991      1992      1993      1994      1995      1996      1997      1998
          ----      ----     ----      ----      ----      ----      ----      ----      ----      ----
Salary    90,000    90,000    90,000   150,000   150,000   150,000   325,000   500,000   500,000   500,000
Bonus          0         0         0   100,000   250,000         0   625,000         0         0         0

     Mr. Gabelli performs the usual functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. After considering the substantial increase in the size and scope of the Corporation, improved financial performance as reflected by the increase in private market value as well as public market value, and improved return on shareholder equity, the Compensation Committee recognized that Mr. Gabelli's 1994 and prior years' compensation was materially below that of chief executive officers of comparable companies. Therefore, the Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995, with no raise since then. In addition, the Committee recognizes the role of leadership, particularly that of the Chief Executive Officer, in developing existing businesses and in making strategic acquisitions. Therefore, it considers other forms of "at risk" incentive compensation for Mr. Gabelli to maximize both the intrinsic value of the Corporation's assets and the market price of the Company's stock. Accordingly, the Committee granted Mr. Gabelli 25,000 units under the Corporation's Phantom Stock Plan in 1997. Previously, the Corporation authorized the sale by the Corporation to Mr. Gabelli of $625,000 of Common Stock in March 1996 (equal to Mr. Gabelli's 1995 bonus), which resulted in the purchase of 10,373 shares. 1998 was a year of certain accomplishments, including record EBITDA and the undertaking and/or completion of several important strategic steps, including acquisitions and the harvesting and cost cutting initiatives. However, 1998 was also a year of certain disappointments including the profitability of certain manufacturing operations. Executive officers, including Mr. Gabelli, made substantial contributions to the Corporation's performance; however, no bonus was awarded to Mr. Gabelli.

                                     Ralph R. Papitto, Chairman of the Executive
                                       Compensation and Benefits Committee

                                PERFORMANCE GRAPH
                                -----------------

     The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 1998 with the cumulative total return over the same period on the broad market, as measured by the American Stock Exchange Market Value Index, and on a peer group, as measured by a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the three Standard Industrial Classification
(SIC) codes within which the Corporation conducts the bulk of its business operations: SIC Code 4813, Telephone Communications, except Radio Telephone (105 companies, SIC Code 267, Converted Paper and Paperboard Products, except Boxes (33 companies) and SIC Code 4213, Trucking, except Local (52 companies). The data presented in the graph assumes that $100 was invested in the Corporation's Common Stock and in each of the indexes on December 31, 1993 and that all dividends were reinvested.


                 INVESTMENT OF $100 DOLLARS ON DECEMBER 31, 1993
                 -----------------------------------------------
                         WITH REINVESTMENT OF DIVIDENDS
                         ------------------------------


                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                      COMPANY, PEER GROUP AND BROAD MARKET
                      ------------------------------------

                                      FISCAL YEAR ENDING
                                      ------------------

COMPANY/INDEX/MARKET    1993     1994     1995     1996     1997     1998
--------------------    ----     ----     ----     ----     ----     ----

Lynch Corporation      100.00   130.43   254.35   306.52   360.87   306.52
Peer Group Index       100.00    94.89   106.35   115.41   139.49   157.26
AMEX Market .....      100.00    88.33   113.86   120.15   144.57   142.61

The Industry Index Chosen was:
A Composite of SIC Codes - 267, 4213 and 4813

The Broad Market Index Chosen was:
American Stock Exchange

                                 MISCELLANEOUS

                  TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS
                  --------------------------------------------


     Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 1998, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including approximately $72,000 reimbursement in connection with an airplane in part owned by a subsidiary of Gabelli Funds, Inc.), was less than $60,000.

     As of August 12, 1996, Rivgam Communicators, L.L.C., a subsidiary of GFI, agreed to pay a subsidiary of the Corporation a 10% net profit interest (after a capital charge) in Rivgam in return for certain services provided or to be provided, by the Corporation's subsidiary in connection with bidding on and developing PCS licenses. In December, 1998, Rivgam transferred to the subsidiary of the Corporation a 10 megahertz PCS license in the Las Cruces, NM BTA in full satisfaction of Rivgam's obligations under the agreement. The cost of the license to Rivgam in the Federal Communications Commission's auction in 1997 was $674,000. In March, 1997 and February 1998, Bal/Rivgam, L.L.C. and BCK/Rivgam, L.L.C., in which affiliates of GFI have a 49.9% interest, agreed to pay the subsidiary a 5% net profits interest (after a capital charge) in Bal/Rivgam and BCK/Rivgam, respectively, in return for certain services provided or to be provided by the Corporation's subsidiary in connection with bidding on and developing wireless communication service licenses and local multipoint distribution services licenses. Mr. Gabelli is the principal shareholder of GFI and is its Chairman and Chief Executive Officer.

     In 1998, the Corporation entered into a lease for approximately 5,000 square feet in a building in Rye, New York, recently purchased by an affiliate of Mr. Gabelli. The lease runs through December, 2002, and provides for rent at approximately $18.00 per square foot, per annum plus a minimum of $2.50 per square foot per annum for electricity, subject to adjustment for increases in tax and other operating expenses. The amount of the lease is currently approximately $8,620 per month.

     In 1998, the Corporation has entered into a non-exclusive agreement with Gabelli & Company, Inc. ("G&C"), a subsidiary of GFI, pursuant to which G&C would act as a financial advisor to assist the Corporation in the realization of the value of its television investments. In the event that a transaction is consummated with a party contacted by G&C, the Corporation would pay G&C a fee of 0.75% of the consideration received.


                              INDEPENDENT AUDITORS
                              --------------------

     Representatives of Ernst & Young, the Corporation's auditors for 1998, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 1999.

     On August 25, 1997, the Corporation's majority-owned subsidiary Spinnaker Industries, Inc. ("Spinnaker") dismissed Deloitte & Touche LLP, independent accountants ("DT"), as the principal accountant for Central Products Company, a wholly owned subsidiary of Spinnaker ("Central Products"), and expanded the auditing responsibility of the Corporation's and Spinnaker's principal accountants, Ernst & Young, to include Central Products operations. Ernst & Young has served as the Corporation's and Spinnaker's principal independent accountant since at least 1988. Ernst & Young referred to DT's audits of Central Products' financial statements for the year ended December 31, 1996 in its reports regarding its audits of the financial statements of Spinnaker and the Corporation.

     Spinnaker's Audit Committee, with the knowledge of the Corporation's Audit Committee, recommended the foregoing change in accountants to Spinnaker's Board of Directors, who approved such action on August 12, 1997. The Spinnaker Audit Committee's recommendation was based upon its desire to consolidate its annual audit process under one independent accounting firm.

     The report of DT on Central Product's financial statements for the year ended December 31, 1996 did not contain an adverse opinion or a disclaimer of an opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with DT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during those two periods and in the subsequent interim periods, which if they had not been resolved to the satisfaction of DT, would have caused it to make reference to such disagreement in its report on Central Products' financial statements.

                             SECTION 16(a) REPORTING
                             -----------------------

     Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 1998, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them.


                            PROPOSALS OF SHAREHOLDERS
                            -------------------------

        Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 401 Theodore Fremd Avenue, Rye, NY 10580, by no later than December 24, 1999, for inclusion in the Corporation's proxy statement and form of proxy relating to the 2000 Annual Meeting.

                                  MISCELLANEOUS
                                  -------------

     The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

     The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 345 Hudson Street, New York, New York, 10014 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.


                                  ANNUAL REPORT
                                  -------------

     The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1998, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.


                                         By Order of the Board of Directors



                                         ROBERT A. HURWICH
                                         Secretary
Dated:  April 22, 1999


                                       30

                                LYNCH CORPORATION

           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned shareholder of LYNCH CORPORATION (the "Corporation") hereby appoints Robert E. Dolan and Robert A. Hurwich, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 13, 1998 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

         The shares represented by this Proxy shall be voted in accordance with the instructions given by the shareholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Item 1 and, in the discretion of the Proxies, with respect to any other matter that is properly brought before the Annual Meeting.

                (continued and to be signed on the reverse side)

                                LYNCH CORPORATION

1.  Election of Directors Duly Nominated:

FOR  WITHHOLD  E.  Val  Cerutti,  Paul J.  Evanson,  John C.  Ferrara,  Mario J.
     Gabelli, David C. Mitchell, Salvatore Muoio, and Ralph R. Papitto. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names on the space provided below.)



          Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.

                                 Dated:                                 , 1999

                                            (L.S.)
                                    (Signature of Shareholder)

                                             (L.S.)
                                    (Signature of Shareholder)

                  PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE
                               ENVELOPE PROVIDED.